Exhibit 10.1
Amendment No. 1 to
Appendix A to Employment Agreement
Between Stewart Enterprises, Inc.
and
Everett N. Kendrick
Base Salary, Bonus Compensation and Benefits
1.	Effective July 14, 2005, Employee’s title(s) shall be Chief Operating Officer, Executive Vice President and President — Sales and Marketing Division. Effective August 1, 2005, Employee’s Base Salary shall be $350,000. Effective August 1, 2006, Employee shall be eligible for a Base Salary increase of $50,000 per year, based upon the achievement of performance criteria to be established by the Compensation Committee. Employee’s principal work location shall be the New Orleans, Louisiana metropolitan area.

2.	Paragraph 2 of Appendix A is unaffected by this amendment and remains in full force and effect.

3.	For Fiscal Year 2006, the Employee shall be eligible to receive a maximum Bonus of up to 130% of his Base Salary (or up to $455,000) and for Fiscal Year 2007, the Employee shall be eligible to receive a maximum Bonus of up to 130% of his Base Salary (or up to $520,000), in each case based on such performance criteria as the Compensation Committee shall deem appropriate in its discretion.

Agreed to and accepted: STEWART ENTERPRISES, INC.
Date: October 11, 2005	By:	/s/ JAMES W. MCFARLAND
James W. McFarland
Compensation Committee Chairman

EMPLOYEE
Date: October 11, 2005	/s/EVERETT N. KENDRICK
Everett N. Kendrick

A-1